EXHIBIT D-7


                      BEFORE THE PUBLIC SERVICE COMMISSION
                            OF THE STATE OF MISSOURI


In the matter of the Application of Union    )
Electric Company (d/b/a AmerenUE) for        )
an order authorizing the sale, transfer      )
and assignment of certain Assets, Real       )
Estate, Leased Property, Easements and       )   Case No.
                                             )           -----------------------
Contractual Agreements to Central Illinois   )
Public Service Company (d/b/a AmerenCIPS)    )
and, in connection therewith, certain other  )
related transactions.                        )

                  APPLICATION FOR TRANSFER OF ASSETS, CHANGE IN
                  ---------------------------------------------
             DECOMMISSIONING TRUST FUND, WAIVER OF AFFILIATE RULES,
             ------------------------------------------------------
                       AND MOTION FOR EXPEDITED TREATMENT
                       ----------------------------------

     COMES NOW Union Electric Company, d/b/a AmerenUE ("AmerenUE"), a Missouri corporation, and for its Application to the Missouri Public Service Commission ("Commission" or "MPSC") pursuant to Section 393.190 RSMo 2000, 4 CSR 240-2.060 and 4 CSR 240-3.110 for an order in the first quarter of 2004 authorizing the sale, transfer and assignment of certain assets, real estate, leased property, easements and contractual agreements and, in connection therewith, certain other related transactions ("proposed transaction"), respectfully states as follows:

     1. AmerenUE is a Missouri corporation, in good standing in all respects, with its principal office and place of business located at 1901 Chouteau Avenue, St. Louis, Missouri 63103. AmerenUE is engaged in providing electric and gas utility services in portions of Missouri as a public utility under the jurisdiction of the Commission. AmerenUE is also engaged in providing electric and gas service in that portion of the St. Louis metropolitan area located in the State of Illinois ("Metro East Service Area"). There is already on file with


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the Commission a certified copy of AmerenUE's Restated Articles of Incorporation
(see Case No. EO-96-431), a Certificate of Corporate Good Standing (see Case No. EF-2003-0514) and a copy of AmerenUE's Fictitious Name Registration as filed with the Missouri Secretary of State's Office (see Case No. GO-98-486), and said documents are incorporated herein by reference and made a part hereof for all purposes.

     2. Pleadings, notices, orders and other correspondence concerning this Application and proceeding should be addressed to:

          Steven R. Sullivan,
          Vice President Regulatory Policy,
            General Counsel & Secretary
          Joseph H. Raybuck,
          Managing Assistant General Counsel
          Edward C. Fitzhenry,
          Associate General Counsel
          Ameren Services Company
          1901 Chouteau Avenue
          P.O. Box 66149 (MC 1310)
          St. Louis, MO 63166-6149

     3. AmerenUE has no pending action or final unsatisfied judgments or decisions against it from any state or federal agency or court which involve customer service or rates, in which action, judgment or decision has occurred within three (3) years of the date of the Application.

     4.   AmerenUE does not have any overdue annual reports or assessment fees.

     5. In support of its Application, AmerenUE will be filing shortly its prepared direct testimony.

                               TRANSFER OF ASSETS
                               ------------------

     6. Subject to the terms and conditions of an Asset Transfer Agreement, AmerenUE proposes to transfer to an affiliate, Central Illinois Public Service


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Company d/b/a AmerenCIPS ("AmerenCIPS") the assets and liabilities as described in the form of the Asset Transfer Agreement attached as Schedule 1. AmerenUE and AmerenCIPS are operating company subsidiaries of Ameren Corporation ("Ameren"), a registered holding company subject to regulation by the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935 ("PUHCA"). AmerenCIPS provides retail electric and gas service to the public in portions of the State of Illinois, subject to regulation by the Illinois Commerce Commission ("ICC").

     7. AmerenUE proposes to transfer to AmerenCIPS the following electric related items: all of its Illinois electric utility service area assets, including distribution plant and customers, all offices, storerooms, and general plant (except that which is located at AmerenUE's Venice, Illinois generating plant and Keokuk, Iowa generating plant), transmission plant located in Illinois, its retail electric business located in the Metro East Service Area, and liabilities associated with the foregoing. These assets and liabilities are described in the form of the Asset Transfer Agreement appended as Schedule 1. AmerenUE will retain ownership of the generator lead lines and related equipment connecting the Venice and Keokuk plants to the transmission grid. AmerenUE will also retain miscellaneous, minor amounts of property in Illinois to ensure the smooth operation of its electric system, consisting of the following: towers on the Illinois side of the Mississippi River, located at the river's edge, carrying electricity across the river; communication related equipment located in Illinois; and various permits, some of which are associated with the retained towers (e.g. river crossing permits, Federal Communications Commission ("FCC") permits, and railroad permits). In conjunction with the transfer, AmerenUE will assign to AmerenCIPS all of its Illinois certificates of public convenience and necessity, together with environmental permits, all municipal and county


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franchises and licenses authorizing it to provide retail electric service in
Illinois, as well as its maintenance and labor agreements (as applicable), any other agreements that exist as of the Closing Date (which is the time of closing of the proposed transaction), and all rights and obligations covered by AmerenUE's existing Illinois tariffs and riders.

     8. AmerenUE proposes to transfer to AmerenCIPS the following gas related items: all of its gas utility service assets, as well as the associated general plant assets, customers, and related liabilities in the Metro East Service Area. These assets and liabilities are also described in the form of the Asset Transfer Agreement appended as Schedule 1. AmerenUE's propane air mixing plant for supplementing natural gas on days of peak requirements is included in the Metro East Service Area assets and obligations. In conjunction therewith, AmerenUE will assign to AmerenCIPS all of its Illinois certificates of public convenience and necessity, together with environmental permits, all municipal and county franchises and licenses, as well as its maintenance and labor agreements (as applicable), any other relevant agreements that exist as of the Closing Date, and all rights and obligations covered by AmerenUE's existing Illinois tariffs and riders.

     9. The transfer of the combined electric and gas assets is planned to be accomplished in the following manner:

          A. AmerenUE will transfer approximately 50% of the combined assets net of liabilities to AmerenCIPS in exchange for a promissory note in an amount equal to approximately 50% of the total net book value, estimated to be approximately $69 million.

          B. AmerenUE will hold the note and receive payments including interest from AmerenCIPS.


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          C.   AmerenUE also will declare an "in kind" dividend to Ameren equal to the remaining balance (approximately 50 percent) of the net book value of the combined assets net of liabilities, estimated to be approximately $69 million.

          D. Ameren will then transfer the dividended assets and liabilities to AmerenCIPS as a capital CONTRIBUTION.

     10. Two principal agreements will be involved or affected in the transfer of AmerenUE's retail electric and gas utility businesses to AmerenCIPS.

          A. AmerenUE/AmerenCIPS/Ameren Corporation Asset Transfer Agreement Under this agreement, AmerenUE will transfer to AmerenCIPS the assets and liabilities discussed herein. As noted, a copy of the form of this agreement is attached as Schedule 1.

          B. AmerenUE/AmerenCIPS Promissory Note Under this note, AmerenCIPS will pay AmerenUE approximately 50% of the net book value of the transferred assets. The initial term of the note is five years, with a ten year amortization schedule, with a balloon payment at the end of the fifth year unless otherwise extended, at a market rate. A copy of a form of promissory note is attached as
               Schedule 3.

     11. The proposed accounting entries to record the transfer of the Metro East assets and liabilities are attached as Schedule 2.

     12. None of the assets to be transferred are located within the State of Missouri. Therefore, the proposed transaction will have no impact on the tax


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revenues of the political subdivisions in Missouri in which any of AmerenUE's structures, facilities or equipment are located.

     13. AmerenUE will, as of the Closing Date of this proposed transaction, reallocate to its Missouri and wholesale jurisdictions the electric generating capacity and energy currently allocated to the AmerenUE Illinois jurisdiction.

     14. The transfer of assets and related transactions will benefit the Missouri retail electric customers of AmerenUE, and will not harm them in any way. In particular, the transfer will provide AmerenUE's Missouri electric customers with additional generation to meet their capacity and energy needs beginning in 2004 and beyond, and will continue to provide these customers with least cost resources by which to meet their future capacity and energy needs.(1) Further, AmerenUE's Missouri gas utility business is completely separate from its Illinois gas utility business in Alton, Illinois. AmerenUE's Missouri gas utility business is served from different pipelines than the one which serves its Illinois gas utility business. Further, AmerenUE's Missouri gas utility business has supply and transportation contracts which are separate and distinct from those contracts entered into for the benefit of its Illinois gas utility business. Therefore, the transfer of the gas utility business in the Metro East Service Area will have no adverse effect on AmerenUE's Missouri gas utility business. Consequently, the proposed transaction will clearly not be detrimental to the public interest.

     15. Regulatory approvals of the proposed transfer have been or will be sought from the Federal Energy Regulatory Commission ("FERC"), the SEC under PUHCA, and the ICC.

     16. Closing of the transfer will take place as promptly as possible after all regulatory approvals are obtained.


-------------------

(1)


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     17.  On October 2, 2000, AmerenUE filed pleadings with the ICC concerning this matter. Specifically, the Company filed a "Notice of Transfer of Electric Distribution and Transmission Assets and Retail Electric Business and Entry of Various Agreements Pursuant to Section 16-111(g) of the Illinois Public Utilities Act" ("Notice"), a "Petition for Transfer of Gas System Assets and Gas Public Utility Business" ("Gas Petition"), and a Petition to transfer AmerenUE's retail electric certificates of convenience and necessity ("Certificate Petition"). On December 22, 2000, the ICC issued an Order approving AmerenUE's requests set forth in its Notice and Certificate Petition (Docket Nos. 00-0650 and 00-0655 consol.). The Petition with regard to the transfer of the retail gas business was withdrawn without prejudice. However, the Company will make a similar filing shortly.

                      REQUEST FOR WAIVER OF AFFILIATE RULES
                      -------------------------------------

     18. The Commission has rules governing affiliate transactions involving electric utilities and their affiliates, and also involving gas utilities and their affiliates. 4 CSR 240-20.015 and 4 CSR 240-40.015. These rules, and other rules of the Commission, allow for the issuance of a waiver, or a variance, from the requirements of the affiliate rules for good cause shown. 4 CSR 240-2.060; and 20.015(10) & 40.015(10).

     19. According to the "PURPOSE" section at the beginning of the gas and electric affiliate rules, these rules are "intended to prevent regulated utilities from subsidizing their nonregulated operations".

     20. In part, the electric and gas affiliate rules generally require that a utility transfer goods and services from a utility to an affiliate at the higher of the cost or the market value for such goods and services. 20.015(2); 40.015(2).


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     21.  In the proposed transaction discussed above, it is not appropriate to use a market value for the Illinois gas and electric utility property that AmerenUE would transfer to AmerenCIPS. First, the transfer would be from an Illinois regulated utility (AmerenUE) to another Illinois regulated utility (AmerenCIPS), which happens to be an affiliate. As a result, there is no possibility for AmerenUE to subsidize Ameren's nonregulated operations. Second, Ameren does not intend to sell the Metro East Service Area properties to a nonaffiliate, and thus does not intend to engage in an arms' length transaction which would create a market value. Third, the assets to be transferred have been, and will continue to be, subject to the rate regulation of the ICC. As a result, only a cost based valuation for ratemaking purposes will be applicable to the assets to be transferred. Fourth, AmerenUE's Missouri customers have not paid for the Illinois assets to be transferred. As a result, AmerenUE's Missouri customers should not be entitled to the proceeds received by AmerenUE for the transfer of such assets to AmerenCIPS. Thus, there should be no concerns by Missouri customers as to whether AmerenUE is receiving sufficient compensation from AmerenCIPS for the transfer of such assets. For all of these reasons, the Company submits that there is no basis for applying a market value to the properties to be transferred to AmerenCIPS.

     22. Based on the foregoing, AmerenUE believes that the electric and gas affiliate rules do not apply to the proposed transaction. To the extent the Commission concludes that these rules do apply, and that AmerenUE must sell to AmerenCIPS at the higher of cost or market, AmerenUE requests that the Commission issue a waiver or variance for good cause shown from the applicable portions of these rules so that AmerenUE need not comply with them.

                           DECOMMISSIONING TRUST FUND
                           --------------------------

     23. AmerenUE also requests that the Commission approve the following:


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          A.   The reallocation of a portion of the AmerenUE Callaway Nuclear
               Power Plant decommissioning cost previously allocated to its Illinois ratepayers, to Missouri ratepayers;

          B. The reallocation of a portion of the funds currently in the Illinois jurisdictional subaccount of the nuclear decommissioning trust fund to the Missouri jurisdictional subaccount;

          C. The use of the latest available 12-Month Coincident Peak Demand Allocation Factors, adjusted for the elimination of the Illinois demands, for the performance of the above reallocations; and

          D. AmerenUE's continuing to accrue decommissioning expenses and to make contributions annually to the trust fund at the current level of $6,214,184.

     24. AmerenUE also asks that the Commission confirm that the foregoing decommissioning expenses for the Callaway Nuclear Power Plant are included in AmerenUE's current cost of service and are reflected in its current rates for ratemaking purposes; and that the economic and financial input parameters used in the Zone of Reasonableness analysis (identical to those presented in Case No. EO-2003-0083) contained in the Direct Testimony of Mr. Redhage, to be filed shortly, continue to be valid and acceptable to the Commission.

                         MOTION FOR EXPEDITED TREATMENT
                         ------------------------------

     25. AmerenUE respectfully requests the Commission grant expedited treatment to this Application. Specifically, AmerenUE requests that the Commission issue an Order authorizing the transfer as requested herein in the first quarter of 2004. Action by this date is required to allow AmerenUE to make the necessary arrangements for its capacity and energy needs for the summer of 2004.


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     26.  If no Commission action is received by said date, AmerenUE may be required to consider other alternatives for the acquisition of capacity and energy for the summer of 2004. This will impose an increased administrative cost on AmerenUE and may possibly result in the acquisition of resources that would not be needed if an Order is later received.

     27. The Application was filed as soon as reasonably possible, in light of current circumstances and events. The Company's Motion for Expedited Treatment should have no negative impact on any of AmerenUE's Missouri customers.

     WHEREFORE, Union Electric Company d/b/a AmerenUE respectfully requests that the Commission issue its Order:

          (a) Authorizing AmerenUE to perform in accordance with the terms and conditions in the form of the Asset Transfer Agreement attached as Schedule 1;

          (b) Authorizing AmerenUE to sell, transfer and assign to AmerenCIPS the assets and liabilities as more particularly described in the form of the Asset Transfer Agreement, which assets and liabilities generally constitute AmerenUE's Metro East Service Area, Illinois retail electric and natural gas utility operations;

          (c) Approving as reasonable and prudent the consideration received by AmerenUE from AmerenCIPS for the transferred assets and liabilities;

          (d) Authorizing AmerenUE to enter into, execute and perform in accordance with the terms of all other documents reasonably necessary and incidental to the performance of the transactions which are the subject of the form of the Asset Transfer Agreement and this Application;


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          (e)  Granting AmerenUE to the extent necessary a waiver from the requirement of the electric and gas affiliate rules that a utility transfer goods and services to an affiliate at the higher of cost or market;

          (f) Approving the reallocation of the electric generating capacity and energy associated with the transferred electric assets to AmerenUE's Missouri electric jurisdiction;

          (g) Approving the reallocation of a portion of the Callaway Nuclear Power Plant decommissioning cost, previously allocated to Illinois ratepayers, to Missouri ratepayers;

          (h) Approving the reallocation of a portion of the funds currently in the Illinois jurisdictional subaccount of the nuclear decommissioning trust fund to the Missouri jurisdictional subaccount;

          (i) Approving the use of the latest available 12-Month Coincident Peak Demand Allocation Factors, adjusted for the elimination of the Illinois demands, for the performance of the above reallocations;

          (j) Approving AmerenUE continuing to accrue annually nuclear decommissioning expense and to make contributions to the trust fund at the level of $6,214,184;

          (k) Confirming that the decommissioning expenses for the Callaway Nuclear Power Plant are included in AmerenUE's current cost of service and are reflected in its current rate for ratemaking purposes;

          (l) Confirming that the economic and financial input parameters used in the Zone of Reasonableness analysis contained in the Direct


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               Testimony of Kevin L. Redhage, to be filed shortly (identical to those presented in Case No. EO-2003-0083), continue to be valid and acceptable to the Commission; and

          (m) Granting such other relief as deemed necessary to accomplish the purposes of the Asset Transfer Agreement and this Application and to consummate the sale, transfer and assignment of the assets and related transactions.


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                                        Respectfully submitted,

                                        UNION ELECTRIC COMPANY d/b/a
                                        AmerenUE



                                        By
                                            ------------------------------------
                                            Steven R. Sullivan, Vice President
                                              Regulatory Policy, General Counsel
                                              and Secretary, Mo Bar No. 33102
                                            Joseph H. Raybuck,
                                            Managing Assistant General Counsel
                                            Mo Bar No. 31241
                                            Edward C. Fitzhenry,
                                            Associate General Counsel
                                            Ameren Services Company
                                            One Ameren Plaza
                                            1901 Chouteau Avenue
                                            P.O. Box 66149 (MC 1310)
                                            St. Louis, MO 63166-6149
                                            (314) 554-2098 (SRS)
                                            (314) 554-2976 (JHR)
                                            (314) 554-3533 (ECF)
                                            (314) 554-4014 (Facsimile)
                                            ssullivan@ameren.com
                                            --------------------
                                            jraybuck@ameren.com
                                            -------------------
                                            efitzhenry@ameren.com
                                            ---------------------


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                                  VERIFICATION
                                  ------------

     I, Craig D. Nelson, Vice President of Ameren Services Company, being first duly sworn, state that I have authority to sign this verification on behalf of AmerenUE, that I have read the foregoing Application, that I am familiar with the statements therein, and that the statements therein are true and correct to the best of my knowledge, information and belief.



                                          --------------------------------------
                                          Craig D. Nelson


     Subscribed and sworn to before me this ______ day of August, 2003.



                                          --------------------------------------
                                          Notary Public

My Commission Expires:


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                             CERTIFICATE OF SERVICE
                             ----------------------

     I hereby certify that a copy of the foregoing document was served on the following parties of record via electronic mail on this 25th day of August, 2003:

     General Counsel
     Missouri Public Service Commission
     P. O. Box 360 Jefferson City, Missouri 65102

     Office of the Public Counsel
     P. O. Box 7800
     Jefferson City, Missouri  65102


                                          --------------------------------------
                                          Joseph H. Raybuck


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